                                  EXHIBIT 5.1


                [HONIGMAN MILLER SCHWARTZ AND COHN LETTERHEAD]


                               December 22, 1997




Mechanical Dynamics, Inc.
2301 Commonwealth Blvd.
Ann Arbor, Michigan  48105


Ladies and Gentlemen:

     We have represented Mechanical Dynamics, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 200,000 shares of the Company's common stock, no par value per share (the "Common Stock"), issued or to be issued pursuant to the Mechanical Dynamics, Inc. 1996 Stock Incentive Plan for Key Employees (the "Plan").

     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Company in accordance with the Plan and the stock options exercised thereunder, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement (incorporated by reference from the Registration Statement on Form S-8, File No. 333-17957, under the caption "Experts"). In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                               Very truly yours,



                                               HONIGMAN MILLER SCHWARTZ AND COHN